Exhibit 10.2

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

December 18, 2025

Doron Besser, M.D.

Chief Executive Officer

ENvue Medical, Inc.

U.S. Headquarters:

ENvue Medical, Inc.

969 Pruitt Ave

Tyler, Texas 75706

Israeli Office:

POB 515

Nesher, Israel 36603

Dear Dr. Besser:

I want to thank you for providing this opportunity to work with ENvue Medical, Inc. (“ENvue”) as the interim Chief Financial Officer. I will provide my services through my consulting entity, RCM Financial Consulting, Inc. (“Consultant”), and will work closely with the former Chief Financial Officer, Steve Brown, and the Chief Accounting Officer, Rita Silberberg.

As discussed, this correspondence outlines the complete scope of the work you requested, including objectives, scope of services, identification of responsibilities, term and termination and fees (this “Agreement”).

TERM AND TERMINATION

This Agreement shall commence on December 18, 2025, and shall remain in effect until terminated by either party upon sixty (60) days’ prior written notice, in accordance with the terms and conditions set forth herein and the Scope of Services provided below.

Termination by ENvue. ENvue may terminate this Agreement, or any Scope of Services provided below, at any time by providing sixty (60) days’ prior written notice to Consultant. All provisions, terms, and conditions of this Agreement and any Scope of Services shall remain in full force and effect until the effective date of termination (the “Termination Date”). Termination of this Agreement by ENvue shall not relieve ENvue of its obligation to pay for services rendered or expenses incurred prior to the Termination Date.

Termination by Consultant. Consultant may terminate this Agreement, or any Scope of Services provided below, at any time by providing sixty (60) days’ prior written notice to ENvue. All provisions, terms, and conditions of this Agreement and any Scope of Services shall remain in full force and effect until the Termination Date. Termination of this Agreement by Consultant shall not relieve ENvue of its obligation to pay for services rendered or expenses incurred prior to the Termination Date.

Severability. In the event any term or provision of this Agreement, or the Scope of Services below, is declared invalid or unenforceable for any reason, the remaining terms and provisions shall remain in full force and effect and shall be interpreted as though such invalid or unenforceable term or provision were not a part hereof.

18331 Pines Boulevard #270	nfernandez@rcm-financial.com
Pembroke Pines, Florida 33029	Tel: 305-609-8525

SCOPE OF SERVICES

Core Responsibilities

●	Act as CFO signing officer together with CEO for SEC filings (10-Qs, 10-Ks).

●	Oversee and perform technical accounting review under GAAP and SEC requirements.

●	Lead and conclude impairment testing, going concern analysis, and complex accounting judgments.

●	Maintain responsibility for the accuracy, completeness, and defensibility of financial statements.

●	Oversee cap table, equity, and capital markets–related accounting work.

●	Coordinate directly with external auditors on all technical accounting, audit, and reporting matters.

●	Ensure appropriate internal controls related to financial reporting are maintained.

Access & Authority Required to Fulfill Role

●	Unrestricted access to all financial information, forecasts, models, assumptions, documentation, and audit materials.

●	Direct interaction with auditors on technical matters.

●	Ability to step into and resolve any issue that impacts:

○	Accuracy of filings

○	Internal controls

○	Accounting conclusions (Strictly in a technical/compliance capacity, not managerial.)

Financial, Planning, and Analysis (“FP&A”) and Operations

●	Full visibility and review access to FP&A, budgeting, forecasting, liquidity planning, and assumptions solely for filing and audit purposes.

●	No ownership or management of FP&A or operational finance.

●	FP&A and operations remain fully owned by Chief Accounting officer and Consultant’s team, who report to the CEO.

Working Structure

●	Define technical requirements, deadlines, and filing needs.

●	Finance team prepares materials; operational execution remains with existing management.

●	No change to existing reporting lines or management authority.

Shareholder & Capital Markets Interaction

●	CEO remains primary and centralized point of contact for all shareholders, including [***].

●	Participate in shareholder discussions only when technically necessary, and always:

○	Coordinated with the CEO

○	Limited to accounting, audit, valuation, or transaction-related technical matters

18331 Pines Boulevard #270	nfernandez@rcm-financial.com
Pembroke Pines, Florida 33029	Tel: 305-609-8525

SCHEDULE & FEES

The engagement period will commence with the date of this agreement for services set forth in the Scope of Services. Fees will be billed at the commencement of the execution of this agreement and are due within 10 days of receipt of the invoice.

ENvue agrees to pay consulting fees at an annual rate of $300,000 to Consultant (Attention: Principal, Nicole Fernandez-McGovern). Ms. Fernandez-McGovern shall be solely responsible for payment of all federal income, payroll and other taxes applicable to the consulting fees paid to Consultant.

EXPENSES

ENvue agrees to reimburse Ms. Fernandez-McGovern for all ENvue authorized and approved reasonable expenses incurred in connection with the performance of the work on behalf of ENvue pursuant to this Agreement. Expenses will be invoiced separately from consulting fees. Payment is due within 10 days following ENvue’s receipt of the invoice for all reasonable expenses.

CONSULTANT RESPONSIBILITIES

A.	Consultant is an independent contractor. This Agreement does not establish an employment, partnership, joint venture, or agency relationship between ENvue and Consultant or Service Provider. The parties agree that Consultant is retained by ENvue only for the purposes and to the extent set forth in this Agreement and the Scope of Services. Consultant is not required to provide services exclusively to ENvue and may undertake other engagements with other business entities.

B.	Consultant shall not represent or hold itself out to anyone as an employee of ENvue. Consultant shall not use the name, logo, or other identifiable business marks of ENvue on Consultant’s business card or stationery, except with the prior written consent of an authorized representative of ENvue.

C.	Consultant represents and warrants that Consultant is solely and exclusively responsible for paying all federal, state, and/or local taxes and withholdings with respect to any fees Consultant receives under this Agreement. Consultant further represents and warrants that it will comply with all other applicable statutory or contractual obligations, including but not limited to workers’ compensation insurance, health insurance, and unemployment insurance, as part of its status as an independent business. Consultant, on behalf of itself and its officers, directors, employees, and agents (if any), acknowledges that they are not eligible for and shall have no claim against ENvue for employee benefits of any kind, including but not limited to vacation or holiday pay, sick leave, health insurance, retirement benefits, unemployment benefits, separation payments, or any other employee benefits.

18331 Pines Boulevard #270	nfernandez@rcm-financial.com
Pembroke Pines, Florida 33029	Tel: 305-609-8525

D.	Consultant and ENvue recognize the importance of the services provided under this Agreement. Both parties agree to establish reasonable expectations for performance of tasks and delivery of services, recognizing that time is of the essence. Consultant may visit ENvue’s facilities from time to time, but will not be required to perform services onsite, and any such onsite performance will be at Consultant’s sole discretion.

E.	Consultant agrees to hold in trust and confidence all information obtained from ENvue in connection with the performance of services under this Agreement and shall not disclose any such information to any third party, nor use it for any commercial or other purpose, without ENvue’s prior written consent. Upon expiration or termination of this Agreement, Consultant will return to ENvue all information or data provided by ENvue. This confidentiality obligation shall survive expiration or termination of this Agreement.

F.	For the purposes of Sections A through E of “Consultant Responsibilities”, the term “Consultant” shall include RCM Financial Consulting, Inc. and Ms. Fernandez-McGovern.

GOVERNING LAW AND NOTICES

A.

Law: Dispute Resolution

This Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the substantive laws of the State of Florida, without regard to its conflict of law principles. Any dispute, controversy, or claim arising from or relating to this Agreement, including but not limited to its breach, termination, or interpretation, shall be resolved in the state or federal courts located in Miami-Dade County, Florida. The parties hereby submit to the exclusive jurisdiction and venue of such courts and waive any objection to inconvenient forum.

Notwithstanding the foregoing, either party may seek injunctive relief in any court of competent jurisdiction, and the governing law of such proceedings shall be the law of the jurisdiction in which the court is located. In any litigation arising under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses, including fees incurred prior to filing suit and at all appellate levels.

B.	Amendments Any material changes to the terms, conditions, or Scope of Services under this Agreement must be made in writing and signed by both parties.

C.	Notices All notices and written communications shall be delivered as follows:

For ENvue: Attn: Doron Besser, M.D.

Chief Executive Officer

ENvueVibronix, Inc.,969 Pruitt AveTyler, Texas 75706,

doronb@envuemed.com

For Consultant: Attn: Nicole Fernandez-McGovern, President

RCM Financial Consulting, Inc., 18331 Pines Blvd, 270, Pembroke Pines, FL 33029

nfernandez@rcm-financial.com

18331 Pines Boulevard #270	nfernandez@rcm-financial.com
Pembroke Pines, Florida 33029	Tel: 305-609-8525

AUTHORIZATION

ENvue agrees to the scope of work as outlined in the above agreement dated December 18, 2025. Consultant is directed to proceed with the scheduling as outlined in the agreement. Authorization and commencement of the above work requires a signed copy of this agreement. The parties have read and agree to the foregoing and accept this Agreement on the terms and conditions stated above.

LIMITATION OF LIABILITY

In no event shall Consultant, or its employees, consultants, officers, or directors, be liable for any indirect, consequential, incidental, special, punitive, or exemplary damages, or for any loss of profits or revenue, regardless of whether such damages were foreseeable. In no event shall Consultant’s total cumulative liability, including attorneys’ fees, under this Agreement, exceed the total fees paid to Consultant.

[SIGNATURE PAGE FOLLOWS]

18331 Pines Boulevard #270	nfernandez@rcm-financial.com
Pembroke Pines, Florida 33029	Tel: 305-609-8525

Agreed To:

/s/ Dr.Doron Besser
Dr.Doron Besser, CEO
ENvueVibronix, Inc.

Sincerely,

/s/ Nicole Fernandez-McGovern, CPA
Nicole Fernandez-McGovern, CPA
President
RCM Financial Consulting, Inc.

18331 Pines Boulevard #270	nfernandez@rcm-financial.com
Pembroke Pines, Florida 33029	Tel: 305-609-8525